Exhibit 2.1
WEDGE Services LLC
February 29, 2008
Mr. William Stacy Locke
Chief Executive Officer
Pioneer Drilling Company
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
Dear Stacy,
     In accordance with Section 12.9 of that certain Securities Purchase Agreement, dated as of January 31, 2008 (the “Purchase Agreement”), by and among Pioneer Drilling Company (“Pioneer”), WEDGE Group Incorporated, WEDGE Energy Holdings, L.L.C., WEDGE Oil & Gas Services, L.L.C., Timothy Daley, John Patterson and Patrick Grissom (the “Sellers”), the parties hereto hereby amend the Purchase Agreement as follows:
1.	The first sentence of Section 3.7(a) of the Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:
The entire authorized capital stock of WEDGE Wireline consists solely of 10,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.
2.	Schedule I to the Purchase Agreement is deleted in its entirety and Schedule I to this letter agreement is substituted in lieu thereto.
     By signing this letter agreement, each party hereby (i) approves the amendments to the Purchase Agreement set forth above and (ii) agrees that such amendments shall be deemed to have been a part of the Purchase Agreement as of its original date of execution.
     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. The capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement. This letter contains the entire agreement between Pioneer and the Sellers with respect to the amendments described herein and supersedes all previous written or oral negotiations, commitments and understandings with respect thereto. To the extent there is any conflict between this letter agreement and the Purchase Agreement, the terms and provisions of this letter agreement shall control. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.
[Signature Page Follows]

Very truly yours, WEDGE Services LLC, as Seller Representative
By:	/s/ James M. Tidwell
	Name:	James M. Tidwell
	Title:	President

ACKNOWLEDGED AND AGREED TO
THIS 29th DAY OF FEBRUARY, 2008
Pioneer Drilling Company, a Texas corporation

By:	/s/ Joyce M. Schuldt

Name:	Joyce M. Schuldt
Title:	EVP, CFO, Secretary